Filed Pursuant to Rule 424(b)(2)

File No. 333-159736

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series I Fixed Rate Notes	$2,000,000,000	$111,600

(1)

The total filing fee of $111,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 1 dated September 24, 2009

(to Prospectus Supplement dated August 14, 2009

and Prospectus dated June 4, 2009)

WELLS FARGO & COMPANY

Medium-Term Notes, Series I

Fixed Rate Notes

Aggregate Principal Amount Offered:	$2,000,000,000

Trade Date:	September 24, 2009

Original Issue Date (T+5):	October 1, 2009

Stated Maturity Date:	October 1, 2014

Interest Rate:	3.75%

Interest Payment Dates:	Each October 1 and April 1, commencing April 1, 2010, and at maturity

Price to Public (Issue Price):	99.837%, plus accrued interest, if any, from October 1, 2009

Agent Discount
(Gross Spread):	0.25%

All-in Price (Net of Agent Discount):	99.587%, plus accrued interest, if any, from October 1, 2009

Net Proceeds:	$1,991,740,000

Benchmark:	UST 2.375% due August 31, 2014

Benchmark Yield:	2.336%

Spread to Benchmark:	+145 basis points

Re-Offer Yield:	3.786%

Listing:	None

Agents (Bookrunners):	Wells Fargo Securities, LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated

Agents (Co-Managers):	Blaylock Robert Van, LLC
Cabrera Capital Markets, LLC
CastleOak Securities, L.P.

Loop Capital Markets, LLC The Williams Capital Group, L.P.

Plan of Distribution:	On September 24, 2009, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.587%. The purchase price equals the issue price of 99.837% less an underwriting discount of 0.25% of the principal amount of the notes.

CUSIP:	94974BET3

This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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